Exhibit 99.1
FORM OF
INSTRUCTIONS FOR USE OF
BROOKE CORPORATION SUBSCRIPTION RIGHTS CERTIFICATES
CONSULT THE INFORMATION AGENT, YOUR BANK,
OR YOUR BROKER AS TO ANY QUESTIONS
     The following instructions relate to a rights offering (the “Rights Offering”) by Brooke Corporation, a Kansas corporation (the “Company”), to the holders of record (the “Record Holders”) of its common stock, par value $0.01 per share (the “Common Stock”), and to holders of our 13% Perpetual Convertible Preferred Stock Series 2006 (“Preferred Stock”) and our series 2006 stock purchase warrants (“Warrants,” and together with the Preferred Stock, the “Series 2006 Securities”), as described in the Company’s Prospectus, dated ___ __, 2008 (the “Prospectus”). Record Holders of Common Stock and the Series 2006 Securities at 5:00 p.m., Eastern Daylight Time, on ___ __, 2008 (the “Record Date”) are receiving non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of the Company’s Common Stock (the “Underlying Shares”). An aggregate of 15,934,706 Underlying Shares are being offered by the Prospectus. Each Record Holder will receive one Right for each share of Common Stock owned of record as of the Record Date or, in the case of holders of Series 2006 Securities, one Right for every share of Common Stock issuable upon exercise or conversion.
     The Rights will expire, if not exercised, by 5:00 p.m., Eastern Daylight Time, on ___ __, 2008, unless extended in the sole discretion of the Company (as so extended, the “Expiration Date”). After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by American Stock Transfer & Trust Company (the “Subscription Agent”) after 5:00 p.m., Eastern Daylight Time, on the Expiration Date, regardless of when the documents relating to such exercise were sent. The Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the previously scheduled Expiration Date. The Rights are evidenced by Rights certificates (the “Subscription Rights Certificates”).
     Each Right allows the holder thereof to subscribe for one share of Common Stock (the “Basic Subscription Privilege”) at the cash price of
$ ___ per share (the “Subscription Price”). As an example, if you owned 10,000 shares of Common Stock or were entitled to convert or exercise the Series 2006 Securities into 10,000 shares of Common Stock as of the Record Date, you would receive 10,000 Rights pursuant to your Basic Subscription Privilege, and you would have the right to purchase 10,000 shares of Common Stock in the Rights Offering pursuant to your Basic Subscription Privilege.
     In addition, each holder of Rights who exercises his Basic Subscription Privilege in full will be eligible to subscribe (the “Over-Subscription Privilege”) at the same Subscription Price of $  per share, for additional shares of Common Stock up to the number of shares for which such holder subscribed under his Basic Subscription Privilege on a pro rata basis if any shares are not purchased by other holders of subscription rights under their Basic Subscription Privileges as of the Expiration Date (the “Excess Shares”). “Pro rata” means in proportion to the number of shares of Common Stock that you and the other subscription rights holders who have exercised your Basic Subscription Privileges on your Common Stock holdings have requested to purchase pursuant to the Over-Subscription Privilege. Each holder of Rights may only exercise his Over-Subscription Privilege if he exercised his Basic Subscription Privilege in full and other holders of Rights do not exercise their Basic Subscription Privileges in full. If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Over-Subscription Privilege, the Company will allocate the remaining Excess Shares pro rata among those Rights holders who exercised their Over-Subscription Privileges. For the purposes of determining their eligibility for the Over-Subscription Privilege, holders will be deemed to have exercised their Basic Subscription Privilege in full if they subscribe for the maximum number of whole Underlying Shares available under their Basic Subscription Privilege. See “THE RIGHTS OFFERING—Subscription Privileges” in the Prospectus.

     The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided pursuant to the procedures described in the Prospectus.
     YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT, BY CERTIFIED OR CASHIER’S CHECK DRAWN UPON A UNITED STATES BANK OR BY WIRE TRANSFER OF IMMEDIATELY AVAILABLE FUNDS, MUST BE ACTUALLY RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE 5:00 P.M., EASTERN DAYLIGHT TIME, ON THE EXPIRATION DATE. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.
1.	Method of Subscription—Exercise of Rights.
     To exercise Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Rights, with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent so that it will be actually received by the Subscription Agent on or prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for by cashier’s or certified check drawn upon a United States bank payable to “American Stock Transfer & Trust Company, as Subscription Agent” or by wire transfer of immediately available funds, to the subscription account maintained by the Subscription Agent at JP Morgan Chase Bank, ABA #021000021, Account No. 957-341-237. Please reference your Subscription Rights Certificate number on your check. Payments will be deemed to have been received by the Subscription Agent only upon receipt by the Subscription Agent of a cashier’s or certified check drawn upon a United States bank or a wire transfer of immediately available funds.
     The Subscription Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

By Mail:	By Overnight Courier or by Hand:

American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15th Avenue
New York, New York 10272-2042	Brooklyn, New York 11219
Telephone Number for Confirmation (Toll Free): (877) 248-6417
Delivery to any address or by a method other than those set forth above will not constitute valid delivery.
     If you have any questions, require assistance regarding the method of exercising rights or require additional copies of relevant documents, please contact the Information Agent, The Altman Group, at:
Banks and brokers please call: (201) 806-7300 (collect)
All others call toll free: (866) 207-2239
     When making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf.

     Banks, brokers, and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Underlying Shares that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting. If more Excess Shares are subscribed for pursuant to the Over-Subscription Privilege than are available for sale, the Excess Shares will be allocated, as described above, among beneficial owners exercising the Over-Subscription Privilege in proportion to such owners’ request of Rights pursuant to the Over-Subscription Privilege.
     If the aggregate Subscription Price paid by you is insufficient to purchase the number of Underlying Shares subscribed for, or if no number of Underlying Shares to be purchased is specified, then you will be deemed to have exercised the Basic Subscription Privilege to purchase Underlying Shares to the full extent of the payment tendered.
     If the aggregate Subscription Price paid by you exceeds the amount necessary to purchase the number of Underlying Shares for which you have indicated an intention to subscribe (such excess being the “Subscription Excess”), then the remaining amount will be returned to you by mail, without interest or deduction, promptly after the Expiration Date and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected.
2.	Issuance of Common Stock.
     Promptly after the closing of the Rights Offering and the valid exercise of Rights pursuant to the Basic Subscription Privilege, and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate unless you provide instructions to the contrary in your Subscription Rights Certificate:
     (a) Basic Subscription Privilege. The Subscription Agent will deliver to each exercising Rights holder the number of shares of Common Stock purchased pursuant to the Basic Subscription Privilege. See “THE RIGHTS OFFERING—Subscription Privileges—Basic Subscription Privilege” in the Prospectus.
     (b) Over-Subscription Privilege. The Subscription Agent will deliver to each Rights holder who validly exercises the Over-Subscription Privilege the number of shares of Common Stock, if any, allocated to such Rights holder pursuant to the Over-Subscription Privilege. See “THE RIGHTS OFFERING—Subscription Privileges—Over-Subscription Privilege” in the Prospectus.
     (c) Excess Cash Payments. The Subscription Agent will mail to each Rights holder who exercises the Over-Subscription Privilege any excess amount, without interest or deduction, received in payment of the Subscription Price for Excess Shares that are subscribed for by such Rights holder, but not allocated to such Rights holder pursuant to the Over-Subscription Privilege. See “THE RIGHTS OFFERING—Subscription Privileges—Return of Excess Payment” in the Prospectus.
3.	Sale, Transfer or Assignment of Rights.
     Rights may not be sold, transferred or assigned: provided, however, that Rights are transferable by operation of law (for example, the transfer of Rights to the estate of a recipient upon the recipient’s death).
4.	Commissions, Fees and Expenses.
     The Company will pay all fees and expenses of the Subscription Agent and the Information Agent related to their acting in such roles in connection with the Rights Offering. The Company has also agreed to indemnify the Subscription Agent and the Information Agent from certain liabilities that they may incur in connection with the Rights Offering. The Company will also pay the tail commission fees payable to the underwriters from the 2006 and 2007 private placements should the investors from such offerings elect to participate in the rights offering. However, all other commissions, fees, and other expenses (including brokerage commissions and fees and transfer taxes) incurred in connection with the exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by the Company, the Information Agent or the Subscription Agent.
5.	Execution.
     (a) Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity on behalf of a registered holder must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.
     (b) Signature Guarantees. If you are neither a registered holder (or signing in a representative or other fiduciary capacity on behalf of a registered holder) nor an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, your signature must be guaranteed by such an eligible institution.
6.	Method of Delivery to Subscription Agent.
     The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date.
7.	Special Provisions Relating to the Delivery of Rights Through the Depository Trust Company.
     In the case of Rights that are held of record through The Depository Trust Company (the “Book-Entry Transfer Facility”), exercises of the Basic Subscription Privilege and of the Over-Subscription Privilege may be effected by instructing the Book-Entry Transfer Facility to transfer Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised and the number of Underlying Shares thereby subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege. See the Company’s “Letter to Stockholders Who Are Record Holders” and the “Nominee Holder Certification.”

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